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                                 EXHIBIT 11.1
                        YES! ENTERTAINMENT CORPORATION
             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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

                                                                        THREE MONTHS ENDED MARCH 31,
                                                                        ----------------------------
                                                                            1997            1996
                                                                        ------------   -------------
Net loss                                                                    $ (3,182)       $   (891)
                                                                                       =============
Non-cash dividends related to discount on preferred stock                  ($  1,550)
                                                                        ------------
Net loss applicable to common stockholders                                  $ (4,732)
                                                                        ============

Computation of weighted average common
        and common equivalent shares outstanding:
                Weighted average common shares outstanding                    14,044          13,527
                                                                        ------------   -------------
Shares used in computing net loss per share                                   14,044          13,527
                                                                        ============   =============
Net loss per share applicable to common stockholders                        $  (0.34)
                                                                        ============
Net loss per share                                                                          $  (0.07)
                                                                                        ============
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